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                                                                  Exhibit (l)(4)

                               PURCHASE AGREEMENT

                              CORE VALUE PORTFOLIO

                  The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania trust Company ("Glenmede Trust"), hereby agree with each other as follows:

                  1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Core Value Portfolio for $__ per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $__ in full payment for such Share.

                  2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the ____ day of ___________________, 2000.


                                                      THE GLENMEDE FUND, INC.
ATTEST:



____________________________________                 ___________________________
By:                                                   By:
Title:                                                Title:


                                                      THE GLENMEDE TRUST COMPANY
ATTEST:



____________________________________                 ___________________________
By:                                                   By:
Title:                                                Title: